HUBBELL INCORPORATED PERFORMANCE SHARE AWARD HUBBELL INCORPORATED 2005 INCENTIVE AWARD PLAN, AS AMENDED AND RESTATED
Grant Date: Performance Period:
As noted in your Award notification letter, effective on the Grant Date Hubbell Incorporated (the “Company”) has granted to you an award (the “Award”) of Performance Shares (the “Performance Shares”) in the amount set forth in your Award notification letter, which is your “target.” Each Performance Share represents the right to receive a share of the Company’s Class B Common Stock (the “Common Stock”) subject to the fulfillment of the conditions set forth below. This Award is made pursuant to the terms of the Hubbell Incorporated 2005 Incentive Award Plan, as amended and restated (the “Plan”) and is subject to all of the terms and conditions contained therein. By electronically acknowledging and accepting this Award, you agree to be bound by the terms and conditions herein, the Plan, and any and all conditions established by the Company in connection with Awards issued under the Plan. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

On any date, one Performance Share has a value equal to the Fair Market Value of one share of Common Stock. Unless and until a Performance Share is earned, you will have no right to any shares of Common Stock. Prior to actual payment vested Performance Shares represent only an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
The number of Performance Shares actually earned, and therefore the number of shares of Common Stock to be delivered will be measured as of the last day of the Performance Period according to Exhibit A hereto; provided, however, that no Performance Shares shall become earned and payable unless and until the Compensation Committee of the Board of Directors of the Company certifies that the performance criteria set forth on Exhibit A hereto have been met. Notwithstanding the foregoing, the target number of Performance Shares will be considered earned and Common Stock equivalent to the target payable upon a Change in Control or your death or disability while employed with the Company during the Performance Period. “Disability” means that you are unable to perform your duties by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Board of Directors in its discretion.

If during the Performance Period your termination of employment is other than by reason of death, disability or Cause on or after age 55 and the sum of your age and service with the Company equals or exceeds 70 (a “retirement”) you will be eligible to receive the number of Performance Shares you would have received if you had not retired prior to the end of the Performance Period multiplied by a fraction, the denominator of which is 36 and the numerator of which is the number of months elapsed during the Performance Period to the date of your retirement. For this purpose “Cause” means (i) misconduct which is reasonably deemed to be prejudicial to the interest of the Company, (ii) utilization or disclosure of confidential information of the Company (or of any other entity learned in the course of your job) for reasons unrelated to your employment with the Company, (iii) willful failure to perform the material duties of your job, (iv) fraud in connection with the business affairs of the Company regardless of whether said conduct is designed to defraud the Company or otherwise, (v) violation of material policies of the Company, (vi) violation of any fiduciary duty owed to the Company, or (vii) conviction of, plea of no contest or guilty to a felony or other crime involving moral turpitude. Cause shall be determined by the Committee (or such officer of the Company as the Committee may delegate such authority) in its sole and exclusive discretion.

In the event of the termination of your employment or service with the Company and all of its Subsidiaries for any reason other than death, disability or retirement, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without Cause or by mutual agreement prior to the first January 1 following the last day of the Performance Period, you will forfeit all rights to the Performance Shares.
Once a Performance Share is considered earned and payable, the Company will cause to be issued the appropriate number of shares of Common Stock payable thereunder. Such shares will be issued in book form, unless you request the shares be issued in certificate form. Shares of Common Stock shall be issued within the calendar year following the end of the Performance Period, other than in the case of death, Disability or Change in Control, in which case the shares of Common Stock (or in the case of Change in Control the cash equivalent thereof) shall be issued within 10 days following such event.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including your FICA obligation) required by law to be withheld with respect to any taxable event arising from this Award. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold shares Common Stock otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation, (ii) surrendering to the Company previously owned shares of Common Stock with a Fair Market Value equal to the minimum amount of t he tax withholding obligation, (iii) withholding from other cash compensation or (iv) paying the amount of the tax withholding obligation directly to the Company in cash; provided, however, that if the tax obligation arises during a period in which you are prohibited from trading under any policy of the Company or by reason of the Exchange Act, then the tax withholding obligation shall automatically be satisfied in accordance with subsection (i) of this paragraph.

The Performance Shares or any right or interest therein or part thereof are not transferable except by will or the laws of descent and distribution. Until delivery of the Common Stock upon payment of the Performance Shares, you have no rights or privileges of a stockholder of the Company by reason of this Award. Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your services at any time, nor confer upon you the right to continue in the service of the Company or any Subsidiary.

The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be issued after the Grant Date, “Section 409A”). Notwithstanding any other provision of the Plan or this Agreement, if at any time the Committee determines that this Award may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify you for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for this Award to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
This Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. You acknowledge and agree that the Award shall be subject to forfeiture pursuant to the Company’s Compensation Recovery Policy. The grant of this Award under the Plan is a one-time benefit and does not create any contractual or other right to receive awards of performance shares or other benefits in lieu of performance shares in the future. Future awards of performance shares, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions.

EXHIBIT A

The actual number of Performance Shares that may be received will be determined based upon the company’s relative total shareholder return (“TSR”) and net sales growth (“NSG”) performance over the Performance Period as compared to the TSR and NSG for companies who comprise the Standard & Poor’s Capital Goods 900 (the “Index”) over the Performance Period. The number of shares paid out based on the TSR and NSG measures will be determined based on Hubbell’s relative ranking per the following schedule expressing actual award as a percent of target award. The performance and payouts will be rounded to the nearest percentage.

Performance Measures	Weight	Index	Performance Range	Payout(1)
Total Shareholder Return	50%	S&P Capital Goods 900	≥ 80th percentile of index At 50th percentile of index At 35th percentile of index Below 35th percentile of index	200% 100% 50% 0%
Net Sales Growth(2)	50%

(1) For every percentile increase in performance, the payout will increase 3.33%
(2) The payout for Net Sales Growth is further multiplied by the Company’s cumulative net income margin performance over the performance period, as compared to the net income target set by the Company at the beginning of the period, utilizing the following schedule:

Net Income Margin Modifier	10.0% 9.0% 8.0% <8.0%			125% 100% 75% 0%